As filed with the Securities and Exchange Commission on December 20, 2002

                                                           Registration No: 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933




                             INTERNATIONAL POWER PLC
             (Exact name of Registrant as specified in its charter)


                England and Wales                        Not Applicable
          (State or other jurisdiction of                 (IRS employer
           incorporation or organization)             identification number)

                                  Senator House
                            85 Queen Victoria Street
                                 London EC4V 4DP
                                 United Kingdom
                    (Address of Principal Executive Offices)

                The International Power plc Global Sharesave Plan
                            (Full title of the plan)

                              CT Corporation System
                          111 Eighth Avenue, 13th Floor
                            New York, New York 10011
                     (Name and address of agent for service)

                                 (212) 479-8220
          (Telephone number, including area code, of agent for service)

                          Copies of Communications to:

                                   Sara Hanks
                       Clifford Chance Rogers & Wells LLP
                               2001 K Street, N.W.
                           Washington, D.C. 20006-1001




                      CALCULATION OF THE REGISTRATION FEE


     Title of      Amount to be     Proposed       Proposed       Amount of
    securities    registered(1)      maximum       maximum       registration
      to be                         offering      aggregate          fee
   registered                         price        offering
                                       per        price(2)
                                    share(2)

  Ordinary          3,500,000        $15.67      $54,845,000      $5,045.74
  Shares

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act of 1933, as amended. Such estimate has been computed based on the average of the high and low sales prices on the New York Stock Exchange on December 13, 2002 for ordinary shares of International Power plc.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The document(s) containing the information required in Part I of Form S-8 will be sent or given to participating employees as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Such document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 1.          Plan Information

     Not required to be filed with the Securities and Exchange Commission (the "Commission").

Item 2.          Registrant Information and Employee Plan Annual Information

     Not required to be filed with the Commission.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference

     International Power plc (the "Registrant" or the "Company") hereby incorporates herein by reference the following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(a) The annual report of the Registrant on Form 20-F for the fiscal year ended December 31, 2001.

(b) All reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since January 1, 2002.

(c) The description of our ordinary shares included in our registration statement on Form F-1 under the Securities Act (Registration Number 333-13472, filed with the Commission on May 8, 2001 and as amended by a pre-effective amendment filed with the Commission on February 8, 2002).

        The Company also incorporates by reference all documents subsequently filed by it pursuant to Sections 13(a), 13(c) and 15(d) of the Exchange Act.


Item 4.          Description of Securities

     Not Applicable.

Item 5.          Interests of Named Experts and Counsel

     Not Applicable.

Item 6.          Indemnification of Officers and Directors

     Article 153 of International Power's Articles of Association provides:

     "A.     Subject to the Acts, but without prejudice to any indemnity to which he may otherwise be entitled, every person who is or was a director, alternate director or secretary of the Company shall be and be kept indemnified out of the assets of the Company against all costs, charges, losses and liabilities incurred by him in the proper execution of his duties or the proper exercise of his powers, authorities and discretions including, without limitation, a liability incurred:

(i) defending proceedings (whether civil or criminal) in which judgment is given in his favour or in which he is acquitted, or which are otherwise disposed of without a finding or admission of material breach of duty on his part; or

(ii) in connection with any application in which relief is granted to him by the court from liability for negligence, default, breach of duty or breach of trust in relation to the affairs of the Company.

     B. Subject to the Acts, the board may exercise all the powers of the Company to purchase and maintain insurance for the benefit of a person who is or was:

(i) a director, alternate director or secretary of the Company or of any other company which is its holding company or in which the Company or such holding company or any of the predecessors of the Company or of such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or of any such other company; or

(ii) trustee of a retirement benefits scheme or other trust in which a person referred to in sub-paragraph (B)(i) above is or has been interested,

indemnifying  him  and  keeping  him  indemnified   against  liability  for
negligence, default, breach of duty or breach of trust or other liability which may lawfully be insured against by the Company."

     The relevant provisions of the Acts are sections 310 and 727 of the Companies Act 1985. Section 310 provides:

"(1) This section applies to any provision, whether contained in a company's articles or in any contract with the company or otherwise for exempting any officer of the company or any person (whether an officer or not) employed by the company as auditor from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him in respect of any negligence, default, breach of duty or breach of trust of which may be guilty in relation to the company.

(2)  Except as provided by the following subsection, any such provision is void.

(3)      This section does not prevent a company:

         (a) from purchasing and maintaining for any such officer or auditor insurance against any such liability, or
         (b) from indemnifying any such officer or auditor against any liability incurred by him:

                 (i) in defending any proceedings (whether civil or criminal) in which judgement is given in his favour or he is acquitted, or
                 (ii) in connection with any application under section 144(3) or (4) (acquisition of shares by innocent nominee) or section 727 (general power to grant relief in case of honest and reasonable conduct) in which relief is granted to him by the court."

     Section 727 provides:

"(1) If in any proceedings for negligence,  default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2) If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or beach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3) Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgement to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper."


Item 7.          Exemption from Registration Claimed

     Not Applicable.

Item 8.          Exhibits


Exhibit Number:      Description:

            4.1 Memorandum and Articles of Association of International Power plc (incorporated by reference to the exhibits to the Registration Statement on Form S-8 (File No. 333-89490) filed with the Securities and Exchange Commission on May 23, 2002).

            4.2 Form of the Rules of the International Power plc Global Sharesave Plan.

              5 Opinion of Clifford Chance LLP, special counsel for Registrant, as to the legality of the securities being registered.

           23.1      Consent of KPMG Audit plc (independent accountants).

           23.2      Consent of Ernst & Young (independent accountants).

           23.3      Consent of Clifford Chance LLP (included in Exhibit 5).

             24 Power of Attorney (included on the signature page of this registration statement).

Item 9.          Undertakings

     (a)     The Company hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (i) and (ii) hereto do not apply if the information required to be included in a post-effective amendment by clauses (i) and (ii) is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereof to be signed on its behalf by the undersigned, thereunto duly authorized, in London, United Kingdom, on the 20th day of December, 2002.

INTERNATIONAL POWER plc



                                      By:          /S/ PHILIP COX
                                           Philip Cox
                                           Chief Financial Officer and Director






                               POWER OF ATTORNEY

     KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Philip Cox his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including pre-effective and post-effective amendments, to this registration statement, or any related registration statement, including any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, and the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the following capacities on December 20, 2002.



       Signature                    Title                   Date

 /S/ PETER GILLER         Chief Executive Officer    December 20, 2002
 Peter Giller             and Director


 /S/ PHILIP COX           Chief Financial Officer,   December 20, 2002
 Philip Cox               Chief Accounting Officer
                          and Director

 /S/ SIR NEVILLE SIMMS    Chairman and               December 20, 2002
 Sir Neville Simms        Non-Executive Director

 /S/ ANTHONY ISAAC        Non-Executive Director     December 20, 2002
 Anthony Isaac

 /S/ STEPHEN RAMSAY       Company Secretary          December 20, 2002
 Stephen Ramsay

 /S/ PAUL PARSHLEY        Authorized                 December 20, 2002
 Paul Parshley            Representative in the
                          United States

                                 EXHIBIT INDEX



   Exhibit Number:   Description:

               4.1 Memorandum and Articles of Association of International Power plc (incorporated by reference to the exhibits to the Registration Statement on Form S-8 (File No. 333-89490) filed with the Securities and Exchange Commission on May 23, 2002).

                4.2 Form of the Rules of the International Power plc Global Sharesave Plan.

                  5 Opinion of Clifford Chance LLP, special counsel for Registrant, as to the legality of the securities being registered.

               23.1  Consent of KPMG Audit plc (independent accountants).

               23.2  Consent of Ernst & Young (independent accountants).

               23.3  Consent of Clifford Chance LLP (included in Exhibit 5).

                 24 Power of Attorney (included on the signature page of this registration statement).

                                     RULES

                                      OF

                          THE INTERNATIONAL POWER PLC
                            GLOBAL SHARESAVE PLAN

                        Date of Adoption:28 March 2002
                          Expiry Date: 28 March 2012







                              CLIFFORD CHANCE LLP


Rules of the International Power plc Global Sharesave Plan

1     Meanings of Words Used

1.1   In these Rules:

      "Allocate" means, in relation to any share option plan, placing unissued Shares under option and, in relation to other types of employee share plan, the issue and allotment of Shares;

     "Associated Company" has the meaning that the expression bears in Paragraph 23, Schedule 9 of the Taxes Act by virtue of Section 187(2) of the Taxes
      Act;

     "Assumed Rate of Interest" means a notional fixed rate of interest which, unless otherwise determined by the Directors before the date on which any invitation is given, shall be a rate of interest (or, as the case may be, the number of bonus contributions) which would be payable on a certified contractual savings contract taken out under the UK SAYE Plan at that time and which shall in no event exceed the rate of interest (or, as the case may be, the number of bonus contributions) payable on such a certified savings contract;

     "Business Day" means a day on which the London Stock Exchange is open for the transaction of business;

     "Company" means International Power plc (registered in England and Wales under number 2366963);

     "Control" has the meaning given to it by Section 840 of the Taxes Act;

     "Date of Grant" means the date on which the Directors resolve that an Option will be granted (see Rule 6.1);

     "Directors" means the board of directors of the Company or a duly authorised committee of it;

     "Eligible Employee" means any person

     (i)   who:

          (a) either is an employee of a Participating Company, or is a director of a Participating Company who normally devotes to his duties 25 hours or more a week (excluding meal breaks) and

          (b) has such qualifying period (if any) of continuous service (not exceeding 5 years prior to the Date of Grant) as the Directors may from time to time determine; and

          (c) is employed in a territory in which the Directors have resolved that the Plan shall for the time being be operated;
     (ii) who:

          (a) is a director or employee of a Participating Company and is nominated by the Directors (or is nominated as a member of a category of such executive directors or employees); and

          (b) is employed in a territory in which the Directors have resolved that the Plan shall for the time being be operated.

     "Market Value" on any particular day means:

     (i) where Shares of the same class are not admitted to the Official List of the United Kingdom Listing Authority, the market value of a Share as determined by the Directors; and

     (ii) where Shares of the same class are so listed:

          (a) the middle market quotation of a Share (as derived from the Daily Official List of the London Stock Exchange) on the immediately preceding Business Day; or

          (b) if the Directors decide, the average of the middle market quotations on the 3 immediately preceding Business Days or such other price as may be agreed in advance with Shares Valuation of the Inland Revenue for the purpose of options to be granted under the UK SAYE Plan at the same time;


     "Maturity Date" means the date on which the relevant Savings Contract matures;

     "Monthly Contribution" means a monthly contribution under a Savings
      Contract;

     "Option" means a right to acquire Shares granted under the Plan;

     "Optionholder" means a person holding an Option including his personal representatives;

     "Option Price" means the amount payable for each Share on the exercise of an Option calculated as described in Rule 5;

     "Participating Companies" means:

     (i)  the Company; and

     (ii) any Subsidiary or other company which is designated by the Directors as a Participating Company;"Plan" means the International Power plc Global Sharesave Plan;

     "Rules" means these rules as changed from time to time;

     "Savings Body" means a person nominated by the Directors to whom contributions are payable under the terms of a Savings Contract;

     "Savings Contract" means an agreement approved by the Directors to pay regular contributions to a Savings Body;

     "Shares" means fully paid ordinary shares in the capital for the time being of the Company;

     "Specified Age" means 63;

     "Subsidiary" means a company which is:

     (i) a subsidiary of the Company within the meaning of Section 736 of the Companies Act 1985; and

     (ii) under the Control of the Company.;

     "Taxes Act" means the Income and Corporation Taxes Act 1988;

          "UK SAYE Plan" means the International Power plc SAYE Plan.

     2     Invitations

     2.1   Invitations
           The Directors have discretion to decide whether the Plan will be operated. When the Plan is operated, all Eligible Employees must be invited to apply for an Option. They may determine a maximum number of Shares over which Options may be granted, and may determine a percentage by which such number may be increased in order to avoid or mitigate scaling down under Rule 4.

     2.2   Time when Invitations may be made

           2.2.1 Invitations will be made by the Directors. Invitations may only be made within 42 days starting on any of the following:


                 (i) the day after the announcement of the Company's results to the London Stock Exchange for any period; or

                 (ii)any day on which the Directors resolve that exceptional circumstances exist which justify the making of invitations;

           2.2.2 If the Directors cannot make the invitations due to restrictions imposed by statute, order, regulation or government directive, or by any code adopted by the Company based on the United Kingdom Listing Authority's Model Code for securities transactions by directors of listed companies, invitations may be made within 42 days after the lifting of such restrictions.

     2.3   Form of Invitations

           An invitation will specify:

           2.3.1   the eligibility criteria;

           2.3.2   the Option Price or how it is to be calculated;

           2.3.3 the form of application and the date by which applications must be received. This date must be between 14 days and 25 days after the date of the invitation (unless otherwise determined by the Directors);

           2.3.4 the length of the Savings Contract and the date of start of the savings;

           2.3.5 the maximum number, if any, of Shares over which Options may be granted;

           2.3.6 the maximum permitted Monthly Contribution. This will be the lesser of:


                   (i) the maximum specified in paragraph 24 Schedule 9 to the Taxes Act for the purposes of the UK SAYE Plan (converted into the relevant currency by reference to the applicable exchange rate on a day determined by the Directors); and

                   (ii) such sum (being not less than the minimum amount
                        permitted under the relevant Savings Contract) as the Directors decide will apply in respect of that invitation; and

            2.3.7 if appropriate the minimum permitted monthly contribution specified in paragraph 24 Schedule 9 to the Taxes Act (which must not exceed GBP10, converted into the relevant currency by reference to the applicable exchange rate on a day determined by the Directors) for the purposes of the UK SAYE Plan.

     3     Application

     3.1   Form of Application
           An application for an Option must include an agreement to enter into a Savings Contract with a Savings Body nominated by the Directors. The application will be in writing in a form specified by the Directors and will require the Eligible Employee to state:

           (i) the Monthly Contribution he wishes to make subject to Rule 2.3.6;

           (ii)that his proposed Monthly Contribution will not exceed the maximum permitted under the Taxes Act for the purposes of the UK SAYE Plan when aggregated with any Monthly Contributions he makes under any other Savings Contract; and

          (iii)if a choice is offered, the length of the Savings Contract.

     3.2   Number of Shares

           3.2.1 Each Eligible Employee's application will be for an Option over the largest whole number of Shares which he can acquire at the Option Price with the expected repayment under the related Savings Contract.

           3.2.2 Subject to Rule 4.1.4 below, for the purposes of Rule 3.2.1 above, the repayment shall be taken as including interest at the Assumed Rate of Interest unless the Directors shall have determined, in relation to every Option to be granted on the day in question, that it shall be taken as not including such interest.

     3.3   Modification of application and proposals

           3.3.1 If there are applications for Options over more Shares than the maximum specified in the invitation (if any), each application and proposal for a Savings Contract will be deemed to have been modified or withdrawn as described in Rule 4.

           3.3.2 If an application for a Savings Contract specifies a Monthly Contribution which, when added to any other Monthly Contributions already being made by the Eligible Employee, exceeds the maximum permitted (whether under the Taxes Act
                 (for the purposes of the UK SAYE Plan), the Savings Contract or any limit specified in the invitation), the Directors are authorised to modify it by reducing the Monthly Contribution to the maximum possible amount.

     4     Scaling Down

     4.1   Method

           If valid applications are received for a total number of Shares in excess of any maximum number specified in the invitation under Rule
           2.3.5 or any limit under Rule 7, the Directors will scale down applications by choosing one or more of the following methods:

           4.1.1 reducing the proposed Monthly Contributions in excess of an amount chosen by the Directors, which must not be less than the minimum amount permitted under the Savings Contract, (the "Minimum Savings Amount") by the same proportion to an amount not less than the Minimum Savings Amount; or

           4.1.2 reducing the proposed Monthly Contributions by the same proportion to an amount not less than the Minimum Savings Amount; or

           4.1.3 treating interest as wholly or partly excluded from the expected repayment amount.

           The Directors may use other procedures or changes to the procedures described in this Rule 4.1.

     4.2   Insufficient Shares

           If, having scaled down as described in Rule 4.1, the number of Shares available is insufficient to enable Options to be granted to all Eligible Employees making valid applications, the Directors may select by lot or determine in their absolute discretion not to grant any Options.

     5     Option Price

     5.1   Setting the Option Price

           The Directors will set the Option Price in accordance with the following provisions:-

           5.1.1 the Option Price must not be manifestly less than 80 per cent of the Market Value of a Share on the day of the invitation;

           5.1.2 if the Shares are to be subscribed, the Option Price must not be less than the nominal value (in sterling) of a Share; and

           5.1.3 the Option Price may be set in sterling or in any other currency specified by the Directors (in the latter case, it shall be converted into the relevant currency by reference to the applicable exchange rate on a day determined by the Directors).

     6     Grant of Options

     6.1   Time of grant

           Subject to Rule 4.2, an Option will be granted to each Eligible Employee who has submitted a valid application, which he has not withdrawn. This will be an Option to acquire, at the Option Price, the number of Shares for which he has applied (or is deemed to have applied). The grant will be made within 30 days (or 42 days if applications are scaled down) of the first day by reference to which the Option Price was calculated.

     6.2   Restrictions on Grant

           6.2.1 Anyone who at the Date of Grant is no longer an Eligible Employee cannot be granted an Option. If any Option is granted to him it will be void.

           6.2.2 Options must not be granted after the tenth anniversary of the adoption of the Plan by the Company.

           6.2.3 Any Option which is purported to be granted in excess of the Plan limits in Rule 7 will take effect as an Option which would not exceed those limits.

     6.3   Option Certificates

           Each Optionholder will receive an option certificate or statement in the form prescribed by the Directors.

     6.4   No payment for Options

           Optionholders are not required to pay for the grant of any Option.

     6.5   Disposal Restrictions

           Except for the transmission of an Option on the death of an Optionholder to his personal representatives, neither an Option nor any rights in respect of it may be transferred, assigned or otherwise disposed of by an Optionholder to any other person.

     7     Plan Limits

     7.1   10 per cent. in 10 years limit

           The number of Shares which may be allocated under the Plan on any day will not exceed 10 per cent. of the ordinary share capital of the Company in issue immediately before that day, when added to the total number of Shares which have been allocated in the previous 10 years under the Plan and any other employee share plan adopted by the Company.

     7.2   Exclusions

           Where the right to acquire Shares was released or lapsed without being exercised the Shares concerned will be ignored when calculating the limit in this Rule.

     8     Variations in Share Capital

     8.1   Adjustment of Options

           If there is a variation in the equity share capital of the Company, including a capitalisation or rights issue, sub-division, consolidation or reduction of share capital, the Directors may adjust the following in any way (including retrospective adjustments):

           8.1.1 the number or nominal amount of Shares comprised in each Option, or both; and

           8.1.2 the Option Price.

           The adjustment must not materially increase the total Option Price payable in relation to any Option if exercised in full to an amount exceeding the expected proceeds of the related Savings Contract at the appropriate Maturity Date. These are the proceeds taken into account under Rule 3.2 for calculating the number of Shares subject to the Option.

     8.2   Nominal Value

           The Option Price of an Option to acquire Shares other than by subscription may be adjusted to a price less than nominal value.

           The Option Price of an Option to subscribe for Shares may only be adjusted to a price less than its nominal value, if the Directors resolve to capitalise the reserves of the Company in an amount equal to the difference between the adjusted Option Price payable in respect of Shares to be issued on exercise, and the nominal value of such Shares on the date of allotment.

     9     Exercise and Lapse - General Rules

     9.1   Exercise

           Except where exercise is permitted as described in Rule 10, an Option can only be exercised:

           9.1.1 during the period of six months after the Maturity Date; and
           9.1.2 so long as the Optionholder is a director or employee of a Participating Company.

                                      -7-

     9.2  Lapse

          An Option will lapse on the earliest of:

          9.2.1 the date the Optionholder ceases to be a director or employee of a Participating Company, unless any of the provisions of Rule 10 apply;

          9.2.2 the date on which the Optionholder gives, or is deemed to give, notice that he intends to stop paying contributions under his Savings Contract;

          9.2.3 the expiry of any period specified in Rule 10 (other than the period specified in Rule 10.4); or

          9.2.4 six months after the Maturity Date, to the extent unexercised unless Rule 10.3 applies (death).

     9.3  Leaving employment

          A woman who leaves employment due to pregnancy will be regarded as having left employment on the date on which she indicates that she does not intend to return to work. If there is no such indication she will be regarded as having left employment on the last day on which she is entitled to return to work under the Employment Rights Act 1996, (unless she does not in fact return to work on that day) or any later date specified in the terms of her employment.

     10   Exercise and Lapse - Exceptions to the General Rules

     10.1 Cessation of employment

          An Optionholder may exercise his Option within six months after he ceases to be a director or an employee of a Participating Company by reason of:

          (i) injury, disability, redundancy within the meaning of the Employment Rights Act 1996 or retirement on reaching the Specified Age or any other age at which he is bound to retire under the terms of his contract of employment; or

          (ii) his office or employment being in a company of which the Company ceases to have Control; or

          (iii)his contract of employment relating to a business or part of a business being transferred to a company which is neither an Associated Company nor a company of which the Company has Control.

         10.1.2 For the purposes of this Rule 10.1, an Optionholder will be treated as ceasing to be a director or employee of a Participating Company when he ceases to be a director or employee of the Company, or of any company which is under the Control, or is an Associated Company, of the Company.

        10.1.3 To the extent that any Option exercisable under this Rule 10.1 is not exercised within the period specified, it will lapse at the end of the period.

     10.2 Employment with an Associated Company

          If an Optionholder ceases to be a director or employee of a Participating Company but, at the Maturity Date, is an employee or director of an Associated Company or a company of which the Company has Control, he may exercise his Option within six months of that date.

     10.3 Death

          If an Optionholder dies, his Option may be exercised by his personal representatives within one year of:

          10.3.1 the date of his death if death occurred before the relevant Maturity Date; or

          10.3.2 the Maturity Date if the death occurred within six months after the relevant Maturity Date.

          To the extent that any Option exercisable under this Rule 10.3 is not exercised within the period specified, it will lapse at the end of the period.

     10.4 Specified Age

          Where an Optionholder continues to be a director or employee of a Participating Company after the date on which he reaches the Specified Age, he may exercise his Option within six months of reaching the Specified Age.

     10.5 Takeovers

          If a person (or a group of persons acting in concert) obtains Control of the Company as a result of making an offer to acquire shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, an Option may be exercised within the six month period after the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied or waived.

          If a person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985, options may be exercised at any time when that person remains so bound or entitled and will lapse at the end of the relevant period referred to in Rule 11.3, unless the Directors give notice to the Optionholders before the expiry of the relevant period that the Options will not lapse.

     10.6 Company Reconstructions

          If under Section 425 of the Companies Act 1985, the court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, Options may, unless the Acquiring Company makes an offer in accordance with Rule 11, be exercised within the 6 month period after the date of the court sanction. Any Option not so exercised will lapse at the end of that period.

     10.7 Company Reconstructions

          If notice is duly given of a resolution for the voluntary winding-up of the Company, Options may be exercised for six months after the date of the resolution. However, the issue of Shares after such exercise has to be authorised by the liquidator or the court (if appropriate), and the Optionholder must apply for this authority and pay his application cost. Any Options not exercised during that period will lapse at the end of the period.

     10.8 Priority

          If there is any conflict between any of the provisions in Rules 9 and 10, the provision which results in the shortest exercise period or earliest lapse of the Option, or both, will prevail.

     11   Exchange of Options

     11.1 Application

          This Rule applies if a company (the "Acquiring Company"):

          11.1.1 obtains Control of the Company as a result of making a general offer to acquire:


                 (i) the whole of the issued ordinary share capital of the Company (other than that which is already owned by it or its subsidiary, holding company or a group of persons acting in concert) made on a condition such that, if satisfied, the Acquiring Company will have Control of the Company; or

                 (ii) all the Shares (or those Shares as are not already owned by the Acquiring Company or its subsidiary or holding company); or

           11.1.2 obtains Control of the Company following a compromise or arrangement sanctioned by a court under Section 425 of the Companies Act 1985; or

           11.1.3 becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985.

      11.2 Exchange

           If any of the events described in Rule 11.1 happens, the Acquiring Company may, during the period referred to in Rule 11.3, offer to grant an Optionholder a new option with the agreement of the Optionholder in consideration of the release of his Option ("a Rollover Offer").

           The new option must be equivalent to the released Option within the meaning of Paragraph 15(3) of Schedule 9 to the Taxes Act for the purposes of the UK SAYE Plan. It will be over shares in the Acquiring Company or some other company falling within Paragraph 10(b) or Paragraph 10(c) of Schedule 9 to the Taxes Act for the purposes of the UK SAYE Plan.

      11.3 Period for Substitution

           The period referred to in Rule 11.2 is:

           11.3.1 in a case falling within Rule 11.1.1, 6 months starting with the time when the Acquiring Company obtains Control of the Company and any condition subject to which the offer is made is satisfied;

           11.3.2 in a case falling within Rule 11.1.2, 6 months starting with the time when the court sanctions the compromise or arrangement; and

           11.3.3 in a case falling within Rule 11.1.3, the period during which the Acquiring Company remains so bound or entitled.

      11.4 Consequences of Exchange

           Where an Optionholder is granted a new option for release of his old option as described in this Rule 11 then:

           11.4.1 the new option will be treated as having been acquired at the same time as the old option and be exercisable in the same manner and at the same time as the old option;

           11.4.2 the new option will be subject to the provisions of the Plan as it had effect in relation to the old option immediately before the release but Rule 14.2 will not apply;

           11.4.3 with effect from the release and grant:


                  (i) Rules 1, 5 and 8 to 13 (inclusive) will be construed, in relation to the new option, as if references to Shares were references to shares over which the new option is granted; and

                  (ii)Rules 8, 10.3 to 10.6 and 11 to 13 (inclusive) will be construed, in relation to the new option, as if references to the Company were references to the Acquiring Company.

      12   Exercise of Options

      12.1 Limit on exercise

           An Optionholder may exercise his Option using funds equal to or less than the amount repaid under his Savings Contract, including any interest (excluding Monthly Contributions made after the date of exercise of the Option) but, in the case of an Option exercised on or after the Maturity Date, to the extent that (due to exchange rate movements or the amount of interest received being less than the Assumed Rate of Interest) such repayment is not sufficient to purchase the total number of Shares in respect of which the Option is exercisable and, if the Optionholder so wishes, he may use funds separately provided by him to make up this shortfall in order that the total number of Shares may be purchased.

      12.2 Manner of Exercise

           Options must be exercised by notice in writing delivered to the Company or its agent, as appropriate, in such form as the Company may from time to time prescribe. The Optionholder must provide payment of the Option Price for the number of Shares being acquired. The date of receipt by the Company or its agent of the notice and payment is the option exercise date for the purpose of Rule 12.3.

      12.3 Issue or transfer

           Subject to Rule 12.5 (Consents):

           12.3.1 Shares to be issued following the exercise of an Option will be issued within 30 days of the option exercise date; and

           12.3.2 the Directors will procure the transfer of Shares to be transferred following the exercise of an Option within 30 days of the option exercise date.
      12.4 Rights

           12.4.1 Shares issued on the exercise of an Option will rank equally in all respects with the Shares in issue on the date of allotment. They will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment.

           12.4.2 Where Shares are to be transferred on the exercise of an Option, Optionholders will be entitled to all rights attaching to the Shares by reference to a record date after the transfer date. They will not be entitled to rights before that date.
      12.5 Consents

           All allotments, issues and transfers of Shares will be subject to any necessary consents under any relevant enactment or regulations for the time being in force in the United Kingdom or elsewhere. The Optionholder will be responsible for complying with any requirements to be fulfilled in order to obtain or avoid the need for these consents.

      12.6 Articles of Association

           Any Shares acquired on the exercise of Options will be subject to the Articles of Association of the Company from time to time in force.

      12.7 Listing and Trading

           If and so long as the Shares are listed on the Official List of the United Kingdom Listing Authority and admitted to trading on the London Stock Exchange, the Company will apply for listing and for the Shares to be admitted to trading of any Shares issued pursuant to the Plan as soon as practicable after their allotment.

      12.8 Additional Payments by Optionholder

           Notwithstanding any other provision of this Plan, for the purposes of exercising an Option, the Directors may permit an Optionholder to make such additional payment as may be needed to ensure that the Option Price (expressed in sterling) is not less than the nominal value of the Shares in respect of which the Option is exercised or, alternatively, may permit the Option to be exercised over a lesser number of Shares by adjusting the Option Price to the nominal value of the Shares in respect of which the Option is exercised.

      13   General

      13.1 Notices

           Any notice or other document which has to be given under or in connection with the Plan may be delivered to an Optionholder or sent by post to him at his home address according to the records of his employing company or such other address which the Company considers to be appropriate. Any notice or other document which has to be given to the Company under or in connection with the Plan may be delivered or sent by post to it at its registered office (or such other place as the Directors may from time to time decide and notify to Optionholders). Notices sent by post will be deemed to have been given on the third day after the date of posting.

      13.2 Documents sent to Shareholders

           The Company may send to Optionholders copies of any documents or notices normally sent to the holders of its Shares.

      13.3 Availability of Shares

           The Company will keep available for allotment sufficient unissued Shares or will procure that sufficient Shares are available for transfer in respect of all Options.

      13.4 Directors' Decisions final and binding

           The decision of the Directors on the interpretation of the Rules or in any dispute relating to an Option or matter relating to the Plan will be final and conclusive.

      13.5 Costs

           The Participating Companies will pay the costs of introducing and administering the Plan.

      13.6 Regulations

           The Directors have the power from time to time to make or vary regulations for the administration and operation of the Plan but these must be consistent with the Rules.

      13.7 Terms of Employment

           Nothing in this Plan will in any way be construed as imposing on a Participating Company a contractual obligation as between the Participating Company and an Eligible Employee to offer participation in this Plan. Any person who ceased to be an employee of any Participating Company or any Associated Company or any company which is under the Control of the Company because of dismissal or termination of employment (however caused) or who is under notice of termination of employment will in no circumstances be entitled to any compensation in respect of the operation of the Plan or the provisions of the Taxes Act.

      13.8 Replacement Option Certificates

           If any option certificate or statement is worn out, defaced or lost, the Directors may replace it on such conditions as may be appropriate.

      13.9 Employee Trust

           The Company and any Subsidiary of the Company may provide money to the trustee of any trust or any other person to enable them or him to acquire shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, unless prohibited by Section 151 of the Companies Act 1985.

     13.10 Withholding

           The Company, any employing company or the trustee of any employee benefit trust may withhold any amount and make any such arrangements as it considers necessary to meet any liability to taxation or social security contributions in respect of Options. These arrangements may include the sale of any Shares on behalf of an Optionholder unless the Optionholder discharges the liability himself.

      14   Changing the Plan and Termination

      14.1 Directors' powers

           Except as described in the rest of this Rule 14, the Directors may at any time change the Rules in any way. Changes may affect Options which have been granted and options which are to be granted in the future under the Plan.

      14.2 Shareholder approval

           14.2.1 Except as described in Rule 14.2.2, the Company in general meeting must approve in advance by ordinary resolution any proposed change to the Rules which is to the advantage of present or future Optionholders and which relates to the following:

                  (i) the persons to whom or for whom Shares may be provided under the Plan;

                  (ii) the limitations on the number of Shares which may be issued under the Plan;

                  (iii) the maximum Monthly Contribution which may be made under the Plan;

                  (iv)   the determination of the Option Price;

                  (v)    any rights attaching to the Options and the Shares;

                  (vi) the rights of Optionholders in the event of a capitalisation issue, rights issue, sub-division or consolidation of shares or reduction or any other variation of capital of the Company;

                  (vii)  the terms of this Rule 14.2.1.

           14.2.2 The Directors need not obtain the approval of the Company in general meeting for any minor changes:

                  (i)    to benefit the administration of the Plan;

                  (ii) to comply with or take account of the provisions of any proposed or existing legislation;

                  (iii)  to take account of any changes to the legislation; or

                  (iv) to obtain or maintain favourable tax, exchange control or regulatory treatment of the Company, any Subsidiary or any present or future Optionholder.

      14.3 Optionholder approval

           The Directors cannot change the Plan in a way which would adversely affect the subsisting rights of an Optionholder unless they obtain the written consent of such number of Optionholders who would acquire 75 per cent. of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised. Alternatively, the change may be made by a resolution at a meeting of Optionholders passed by not less than 75 per cent. of the Optionholders who attend and vote either in person or by proxy.

           For the purpose of this Rule 14.3, the Optionholders will be treated as the holders of a separate class of share capital. The provisions of the Articles of Association of the Company relating to class meetings will apply as far as possible (but altered as may be necessary).

      14.4 Notice

           As soon as possible after making any change, the Directors will give written notice to any Optionholder affected by the change.

      14.5 Termination of the Plan

           The Directors may terminate the Plan at any time. If this is not done, the Plan will terminate on the 10th anniversary of its adoption by the Company, but Options granted before such termination will continue to be valid and exercisable as described in these Rules.

      15   Alternative Exercise and Phantom Options

      15.1 Alternative Exercise

           The Directors may in their discretion determine that an Optionholder who exercises his Option shall not receive Shares, and shall not pay the Option Price, but shall instead receive either a cash amount equal to the amount by which the market value of the Shares on the date of exercise in respect of which the Option is exercised exceeds the Option Price payable in respect of those Shares, or Shares to the value of that cash amount, subject in both cases to Rule 13.10. Unless the Directors decide otherwise, market value on any day shall mean the middle market quotation of a Share as derived from the Daily Official List of the London Stock Exchange. If the Directors so determine, the Option Price shall not be payable and, if already paid, shall be repaid to the Optionholder.

      15.2 Phantom Options

           15.2.1 Notwithstanding Rule 15.1 above, the Directors may in their discretion determine that an Option granted to an individual under the Plan shall be expressed to be an option to acquire a cash sum calculated by reference to the growth in value of a specified number of shares in the Company ("Notional Shares") (such option being designated as a "Phantom Option", or such other term as the Directors may decide) and in such a case (but subject to Rule 15.2.4 below):-

                  (i) the individual shall be required to take out a Savings Contract in connection with the Phantom Option;

                  (ii) the number of Notional Shares in the Phantom Option and the notional exercise price under the Phantom Option ("Notional Exercise Price") shall be calculated in the same way as if the Phantom Option related to shares in the Company;

                  (iii) the individual shall be entitled to retain any sum received by him on repayment of the Savings Contract;

                  (iv) having made all necessary changes, the terms and conditions of the Plan shall apply to the Phantom Option as they apply to an Option;

                  (v) subject to Rule 15.2.1(vii) below, on any day on which a person would otherwise become entitled to exercise an option to acquire shares, the Phantom Option shall automatically be deemed to be exercised on that day; and the person shall be entitled to receive the sum calculated in accordance with Rule 15.2.2 below (save that the personal representatives of a deceased Optionholder shall only be entitled to receive such sum on making a claim for
                          it);

                  (vi) if any Optionholder ceases to hold the office or employment by virtue of which he is eligible to participate in the Plan by reason only that the office or employment is in a company of which the Company ceases to have control, or relates to a business or part of a business which is transferred to a person who is not a company of which the Company has control, the Phantom Option may (and subject to Rule 10.3 above must if at all) be exercised within 6 months of his so ceasing; and

                  (vii) if a Phantom Option is deemed to be exercised or exercised before the Maturity Date, the Phantom Option shall be deemed to be exercised or exercised in respect only of such proportion of the Notional Shares subject to the Phantom Options as the number of completed months from the commencement of the Savings Contract to the date of deemed exercise or exercise bears to the number of months for which the Savings Contracts lasts.

           15.2.2 The Directors may provide money to the trustees of any trust or any other person so that they can acquire shares (by purchase or subscription) for the payment of a cash sum under the Plan and, in particular, where the Directors procure the acquisition (by the Trustees or other person) of a number of shares ("Actual Shares") equal to the number of Notional Shares over which a Phantom Option may be granted under Rule
                  15.2.1 above, the cash sum payable to an Optionholder following the exercise of a Phantom Option over Notional Shares shall, unless the Directors decide otherwise, be equal to the proceeds of sale of the Actual Shares (on the basis that, unless the Directors decide otherwise, the trustees or other person shall seek to sell the Actual Shares as soon as practicable after the exercise of the Phantom Option) less the total Notional Exercise Price under the Phantom Option, reduced by the incidental costs (if any) of selling the Actual Shares and any amounts due for tax or other similar liabilities as required by law or as the Directors may reasonably consider to be necessary or desirable.

           15.2.3 For the purposes of Rules 15.2.1 and 15.2.2 above, the Directors may issue shares in the Company, or grant an option to subscribe for shares in the Company to the trustees or other person, in which case:-

                  (i) the number of shares in the Company issued or, as the case may be, put under option shall count towards the limits specified in Rule 7 (Plan Limits) above;

                  (ii) the price at which shares are issued shall not be less than the market value of the shares as determined by the Directors or, if shares of the same class as those shares are quoted in the London Stock Exchange Daily Official List, the middle market quotation of shares of that class (as taken from that list) on the Business Day immediately before the date of issue (or, if the Directors so decide, the average of the middle market quotations on the three Business Days immediately before the date of issue);

                 (iii) the exercise price under an option shall not be less than the Notional Exercise Price (expressed in sterling as at the date of exercise) under the Phantom Options to which it relates;

                 (iv) an option shall automatically lapse to the extent that a Phantom Option to which it relates lapses.

           15.2.4 Where the Directors consider it necessary or desirable on grounds of administrative convenience or because of circumstances considered by the Directors to be sufficiently exceptional, it may grant a Phantom Option by reference to a deemed level of savings to be made by an individual and without requiring an individual to take out an actual Savings Contract in connection therewith. Subject thereto, the provisions of this Rule 15 applying to Phantom Options granted under Rule 15.2.1 above shall apply equally to Phantom Options granted under this Rule 15.2.4.

      16   Governing Law

           English law governs the Plan and all Options and their construction.

Clifford Chance LLP
200 Aldersgate Street
London EC1A 4JJ

December 18 2002

International Power plc
Senator House
85 Queen Victoria Street
London EC4V 4DP
United Kingdom

Re:     Registration Statement on Form S-8

Dear Sir or Madam:

We have acted as counsel for International Power plc, a public limited company organized under the laws of England and Wales (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-8 (the "Registration Statement") for the purpose of registering a portion of the Company's ordinary shares (the "Shares") issuable pursuant to the Company's Global Sharesave Plan (the "Plan"). In so acting, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of such Company records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Shares, when issued upon the exercise of stock options granted in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. We consent to the use of this letter as an exhibit to the Registration Statement.

Very truly yours,


CLIFFORD CHANCE LLP



The Directors
International Power plc
Senator House
85 Queen Victoria Street
London
EC4V 4DP

20 December 2002



Dear Sirs

International Power plc - Form S-8 Registration statement

We consent to the incorporation by reference in the Registration Statement on Form S-8 (dated 20 December 2002) of our report dated 18 March 2002, with respect to the consolidated balance sheets of International Power and subsidiaries as at 31 December 2001 and 31 December 2000, the related consolidated profit and loss accounts, cash flow statements, statements of total recognised gains and losses, and reconciliation of movements in equity shareholders' funds for the year ended 31 December 2001, the nine-month period ended 31 December 2000 and the year ended 31 March 2000, which report appears in the December 31, 2001 annual report of International Power plc on Form 20-F.

Yours faithfully

KPMG Audit Plc


Ernst & Young       120 Collins Street          Tel 61 3 9288 8000
                    Melbourne VIC 3000          Fax 61 3 9654 6166
                    Australia                   DX 293 Melbourne

                    GPO Box 678
                    Melbourne VIC 3001




LETTER OF CONSENT

To the Directors of International Power plc.,

We consent to the use of our reports dated 6 February 2002 and 7 February 2002 for Hazelwood Finance Limited Partnership and Hazelwood Power Partnership, respectively, with respect to the balance sheets as of 31 December 2001 and 31 December 2000 and the related profit and loss accounts and cash flow statements for the year ended 31 December 2001 and the nine month period ended 31 December 2000, incorporated in International Power plc's Form 20-F and by reference into International power plc's registration statement on Form -S8.



Ernst & Young
Melbourne, Australia


December 18, 2002




Liability limited by the Accountants Scheme, approved
Under the Professional Standards Act 1994 (NSW)